EXHIBIT 8.1

Subsidiaries of Seaspan Corporation

The following companies are subsidiaries of Seaspan Corporation as of March 25, 2011:

Seaspan Finance I Co. Ltd.

Seaspan Finance II Co. Ltd.

Seaspan Finance III Co. Ltd.

Seaspan (Asia) Corporation

Seaspan Investment I Ltd.

Seaspan Containership 2181 Ltd.

Seaspan Containership 2177 Ltd.

Seaspan Containership S452 Ltd.

Seaspan Containership 2180 Ltd.